PORTUGAL FUND INC PREC14A
Filing Date: 9/3/99


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 TYPE:  PREC14A
 SEQUENCE:  1


                          SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [     ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[X] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as
                                            permitted
                                            by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
                       PORTUGAL FUND, INC.
------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
                             Deep Discount Advisors, Inc.
------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

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                    Deep Discount Advisors, Inc.
         One West Pack Square, Suite 777, Asheville, NC  28801
        828-274-1863  Fax: 828-255-4834  E-mail: ddainc@msn.com


Dear Fellow shareholders:

I am President of Deep Discount Advisors, Inc., and General Partner of Ron Olin Investment Management Company, both registered investment advisors, which are the Soliciting Shareholders ("Soliciting Shareholder") for this Proxy. We represent substantial shareholder interests in The Portugal Fund, Inc. (the "Fund"), controlling approximately 32% of the outstanding shares.

We are concerned about both the persistent discount from net asset value per share ("NAV") at which shares of the Fund have traded and the disappointing, long-term "total investment return" experienced by the shareholders. We are not professional arbitrageurs, opportunistic short-term speculators, or "fund-busters". We are fellow stockholders who believe in good corporate governance and in maximizing shareholder value. We believe that the current Board and Adviser have failed dismally to deliver shareholder value, that their "open-ending" proposal is so encumbered that it will likely fail, and that the shareholders of this Fund deserve better. That is why we are providing you with additional choices. On our proxy, you may vote for a Shareholder Value Resolution that recommends an option to receive Net Asset Value, without any redemption penalty, if the open-ending vote fails, and recommends elimination of the redemption fee if the open-ending passes. You may also vote for different Director candidates, who are committed to maximizing long-term shareholder value and to following the expressed wishes of the shareholders.

THE CURRENT BOARD AND ADVISER HAVE FAILED TO PROVIDE SHAREHOLDER VALUE

The Fund commenced operations in November 1989 and purchased its first Portugal investments in 1990. From January 1990 through July 1999, the Fund reported "total investment returns" (which include discount impacts) of +43.4%, or a compound annual return to shareholders of only +3.8% a year for almost 10 years. The Fund's annual report for 1998 admits to under-performing the Morgan Stanley Capital International Portugal Index (the "Index") for that year, as does also its annual report for 1997. The unfortunate truth is that while the Fund returned +43% from January 1990 through July 1999, the Portugal Index had total returns of +83%, almost twice the results of the Fund's shareholders (+43%
Fund vs. +83% Index). As recently as July 31, 1999, the discount was $1.99 per share, equivalent to a +14% immediate gain if eliminated. We believe this represents a dismal record of investment returns to shareholders.

The current Board, which tolerated this poor performance, is well acquainted with the adviser. Two of the six board members, including the portfolio manager, Richard W. Watt, who is nominated for reelection in the Fund's proxy, are affiliated with the adviser. The four "independent" directors own a combined total of only 800 shares of the Fund. Dr. Enrique R. Arzac serves on the board of 10 funds with this same advisor and received $92,500 in associated compensation in 1998. James J. Cattano, who has been nominated by the Fund for reelection, serves on 7 adviser related fund boards and received $60,000.
Martin M. Torino serves on 6 adviser related fund boards and received $48,000. Jonathan W. Lubell serves on 2 adviser related fund boards and received $15,000.


On the other hand, our opposing Board candidates have no affiliation with the adviser, and they represent substantial shareholder interests. They personally own 96,700 shares. As Board members, their interest will be focused on maximizing investment returns to the shareholders regardless of whether or not the actions taken may conflict with the interests of the investment adviser. We have proven we know how to add value for shareholders of closed-end funds. Our success was featured in the September 6, 1999 Forbes Magazine Closed-End Fund survey, page 252. This recent article highlights the significant steps we have taken over the last year to increase Net Asset Value, shrink the discount, and cut expenses at the Clemente Strategic Value Fund after we assumed positions on that Board.

THE BOARD'S "OPEN-ENDING" PROPOSAL WILL LIKELY FAIL ITS SUPER-MAJORITY VOTE

In response to our campaign to bring shareholder value to the Portugal Fund and our opposing proxy in May, 1999, the Fund cancelled its Annual Meeting. A class action law suit was filed by shareholders (unaffiliated with us) attempting to force the Fund to hold the meeting. This annual meeting has now been rescheduled for October 15, representing a five month delay. The Fund's new proxy contains a proposal to open-end the Fund which requires a 2/3 super-majority of all outstanding shares in order to pass. Moreover, this proposal contains penalties in the form of a redemption fee for those shareholders who wish to leave the Fund within 12 months.

In practice, it is very difficult to achieve a 2/3 super-majority for any proposal, as it is rare that much more than 60% of shareholders actually vote at annual meetings. In addition, many shareholders object to the bundling of a redemption fee as a condition for open-ending and will vote against such an action on principle. Furthermore, as recently as May 19, 1998 the same directors who are making this proposal opposed open-ending in an open letter to shareholders, giving a long list of reasons why open-ending was not in the stockholder's best interests. For all these reasons, we believe it is quite likely that this particular open-ending proposal will fail.

The current Board has acknowledged that their proposal may well fail, and has alternatively committed to "an enhanced and aggressive share repurchase program." But we have been down that road before. Last October 21, 1998 the Board announced an earlier repurchase program of up to 803,312 shares, representing 15% of the Fund's outstanding shares. The stated intent was "to provide additional liquidity to those shareholders who elect to sell their shares and to enhance the net asset value of the shares held by those shareholders who maintain their investment." Through July 1999 the Fund had repurchased a total of only 27,100 of the 803,312 shares authorized. The enhancement to NAV has been less than $0.01 per share.

THE SHAREHOLDERS DESERVE BETTER - OUR SHAREHOLDER VALUE PROPOSAL

We are tired of all the games. We believe the shareholders should get what they want from their Board, and not have super-majority restrictions and unnecessary penalties imposed as a condition. If a majority of shareholders want an option to receive NAV, through open-ending or other means, they should receive it. If the shareholders do not wish to have a redemption fee imposed as a condition, it should be waived.

Accordingly, we will introduce for approval by stockholders the following proposals and will attempt to elect alternate Directors who will follow the shareholders wishes:

4(a)	RESOLVED:  If a majority favors open-ending, but it fails to receive the super-majority vote required, the shareholders recommend that the Board provide shareholders an option to receive Net Asset Value, with no redemption penalty, as soon as possible.

4(b)	RESOLVED:  If the open-ending proposal passes, the shareholders recommend that the Board waive any redemption fee associated with the open-ending.

We believe the super-majority requirement to pass the open-ending is an unreasonable constraint on the wishes of the shareholders. As a practical matter, it requires almost all shareholders who normally vote to agree. When it is bundled with redemption penalties and follows a long period in which the current Board has taken previous positions against such a move, passage by such a super-majority becomes very unlikely. Most shareholders who vote for open-ending have as their principal consideration the ability to receive NAV for their shares, with no discount or fees imposed. There are other ways to provide shareholders an option to receive NAV. We believe the Directors of the Fund have an obligation to honor what the shareholders want.

In the unlikely event that the open-ending proposal receives the 2/3 super-majority vote requirement imposed by the Fund, there is no reason to penalize those shareholders who wish to depart with a redemption fee. They have already suffered dismal performance as shareholders of the Fund, and it adds insult to injury to extract an additional penalty from them because they choose to take their money and leave. The Fund has suggested approximately 90 days is required to effect the open-ending, should it pass. That is sufficient time to raise capital in an orderly way in anticipation of redemptions. Many previous closed-end funds have open-ended with no such penalty. We believe the redemption fee is simply a device to discourage or delay redemptions in order to maintain adviser fee income at a higher level.

Our Director candidates are committed to maximizing shareholder value whether or not the open-ending is able to pass. If it passes, they will make every attempt to accelerate the time-frame of the open-ending, reduce the associated costs, and eliminate any associated redemption fees. After the open-ending, they will insure that the Fund is run to maximize shareholder returns.

The bottom line is that Board members need to be elected who have a vested interest in delivering value to the Fund's shareholders. Federal securities law requires that all shareholders be treated equally. This means that any benefit delivered to some shareholders must be delivered to all. What is needed is Directors who will demand performance from the adviser, who have a substantial economic interest in the Fund's results, and who will follow the wishes of the stockholders to deliver value. Shareholder money should not be wasted on presenting proposals that are likely to fail to shareholders and initiating buy-back programs that are not implemented fully and therefore do not work.


Vote for an option to receive NAV even if the Open-ending Fails !

Vote  Against  Any  Redemption  Penalty !

THE ONLY WAY TO VOTE FOR OUR SHAREHOLDER VALUE PROPOSAL IS TO VOTE THE [GREEN] PROXY !


Please read the attached Proxy Statement carefully. It contains additional information about the persons we plan to nominate for election as directors and the Shareholder Value Proposal we plan to introduce.

To enable us to vote your shares on these issues, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED. You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card. Instructions for executing the [GREEN] proxy card follow below.

If you have already returned the [WHITE] proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposal by marking, signing, dating, and mailing a later dated [GREEN] proxy card. AFTER SUBMITTING A [GREEN] PROXY CARD, PLEASE DO NOT RETURN A [WHITE] PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR [GREEN] PROXY CARD.

If you have any questions, please call me at (828) 274-1863

Sincerely yours,


Ronald G. Olin

TO SUPPORT OUR EFFORTS TO ENHANCE STOCKHOLDER VALUE, PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED [GREEN] PROXY CARD USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

VOTING INFORMATION

The Fund's proxy materials include proposals relating to the open-ending, the election of Directors, and the ratification of the selection of the Fund's independent accountants. You may vote on all of the matters contained in the Fund's proxy statement by completing and returning the enclosed [GREEN] proxy card.

The Soliciting Shareholder is not making any recommendation as to how you should vote on ratification of the selection of the Fund's independent accountants or the open-ending and related proposal.

A [GREEN] proxy card which is returned to the Soliciting Shareholder or its agent will be voted as you indicate on the card. If a [GREEN] proxy card is returned without indicating how to vote on a matter, your shares will be voted FOR the election of our nominees, FOR the proposal recommending that the Board provide shareholders with an option to receive NAV in the event the open-ending proposal achieves a majority, but fails to pass, FOR the proposal to waive the redemption fee if open-ending passes, and will ABSTAIN on the proposal to ratify the selection of the Fund's independent accountants. If no preference is indicated on the proposal to convert the fund to an open-end fund and to change the fund's policy on borrowing, your shares will be voted to ABSTAIN. Any other stockholder proposals introduced at the meeting will be voted at the time of the meeting by the Soliciting Shareholder in accordance with the best interests of the stockholders in the sole judgement and opinion of the Soliciting Shareholder.

If you have already returned the [WHITE] proxy card that was sent to you by the Fund, you may revoke that proxy and vote for the Soliciting Shareholder's nominees and proposal by marking, signing, dating, and mailing a later dated [GREEN] proxy card.

Completing and returning a [WHITE] proxy card, even to vote against the nominees named in the Fund's proxy statement, after you return the enclosed [GREEN] proxy card will revoke the proxy given in the [GREEN] card.

Therefore, DO NOT return a [WHITE] proxy card after returning the [GREEN] card, unless you wish to completely cancel ALL of your choices on the [GREEN] proxy card.


                        PROXY STATEMENT IN OPPOSITION
          TO SOLICITATION BY THE BOARD OF DIRECTORS OF THE PORTUGAL FUND, INC.

                       ANNUAL MEETING OF STOCKHOLDERS
                       To be held on October 15, 1999

This proxy statement and the enclosed [GREEN] proxy card are being furnished to holders of record on August 23, 1999 (the "Record Date") of shares of common stock, par value $.001 per share (the "Common Stock"), of The Portugal Fund, Inc., a Maryland corporation (the "Fund"), by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both registered investment advisors, (the "Soliciting Shareholder"), in connection with the solicitation of proxies by the Soliciting Shareholder for use at the 1999 Annual Meeting of the Fund to be held at the offices of Willkie Farr & Gallager, 787 Seventh Avenue, 38th Floor, New York, New York 10019, on Friday, October 15, 1999, 2:00 p.m., New York City time. The Soliciting Shareholder is soliciting a proxy to vote your shares at the 1999 Annual Meeting of Stockholders of the Fund and at any and all adjournments or postponements of the meeting. The Fund has been notified of the Soliciting Shareholder's intent to solicit proxies on its own behalf by the Federal filing of this proxy, and the Soliciting Shareholder intends to send its opposing proxy to a sufficient number of the Fund's shareholders to pass all proposals.

This proxy statement and the enclosed [GREEN] proxy card are first being sent to stockholders of the Fund on or about September 13, 1999.

INTRODUCTION

There are three matters that the Fund has scheduled to be voted on at the meeting:

1.  (a)     A proposal to convert the Fund to an open-end investment company;

    (b) A proposal to change the Fund's fundamental investment policy relating to borrowing to reflect its proposed new subclassification as an open-end fund;

2.  (a)     The election of two persons to serve as Directors of the Fund in the event the open-ending Proposal 1 (a) is not approved;

    (b) The election of six persons to serve as Directors of the Fund in the event the open-ending Proposal 1 (a) is approved;

3. The ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending December 31, 1999;

More specific information with regard to these matters, including the proposed amendment to the Articles of Incorporation may be found in the Fund's proxy. With respect to these matters, the Soliciting Shareholder is soliciting a proxy to vote your shares:

 - IN FAVOR of the election of two persons whom the Soliciting Shareholder intends to nominate for election as Directors of the Fund in the event the open-ending Proposal 1 (a) is not approved; and

 - IN FAVOR of the election of six persons whom the Soliciting Shareholder intends to nominate for election as Directors of the Fund in the event the open-ending Proposal 1 (a) is approved.


The Soliciting Shareholder is making no recommendation on how shares should be voted on the ratification of the selection of the Fund's independent accountants, on the open-ending proposal, or on the change in the Fund's borrowing policy, and will ABSTAIN if no preference is indicated.

The Soliciting Shareholder is also soliciting your proxy to vote your shares on the following Shareholder Value Proposal, that it intends to introduce at the meeting:

4.  (a)     RESOLVED:  If a majority favors open-ending, but it fails to receive the super-majority vote required, the shareholders recommend that the Board provide shareholders an option to receive Net Asset Value, with no redemption penalty, as soon as possible.

4.  (b)     RESOLVED:  If the open-ending proposal passes, the shareholders recommend that the Board waive any redemption fee associated with the open-ending.


How Proxies Will Be Voted

All of the proposals scheduled by the Fund to be voted on at the meeting are included in the enclosed [GREEN] proxy card. If you wish to vote IN FAVOR of our nominees, and FOR our additional proposal, you may do so by completing and returning a [GREEN] proxy card.

If you return a [GREEN] proxy card to the Soliciting Shareholder or its agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of our two nominees in the event the open-ending proposal is not approved, FOR the election of our six nominees in the event the open-ending proposal is approved, FOR the proposal recommending that the Board provide shareholders with an option to receive NAV in the event the open-ending proposal achieves a majority, but fails to pass, and FOR the proposal to waive the redemption fee if open-ending passes. If no preference is indicated on the proposal to convert the fund to an open-end fund and to change the fund's borrowing policy, your shares will be voted to ABSTAIN. If you do not indicate how to vote on the ratification of the selection of the Fund's independent accountants, your shares will be voted to ABSTAIN on that matter. Any other stockholder proposals that may be introduced at the meeting will be voted at the time of the meeting by the Soliciting Shareholder in accordance with the best interests of the stockholders, in the sole judgement and opinion of the Soliciting Shareholder. If you return a [GREEN] proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting and proposals of other stockholders.


Voting Requirements

Only stockholders of record on the Record Date are entitled to vote at the meeting. According to the Fund's proxy statement, there were 5,328,316 shares of Common Stock issued and outstanding on the Record Date. Holders of record on the Record Date will be entitled to cast one vote on each matter for each share of Common Stock held. Directors of the Fund are elected by a plurality of the votes cast. Proposal 1(a) requires for approval the affirmative vote of 66-2/3% of the votes entitled to be cast at the Meeting in person or by proxy. Proposal 1(b) requires for approval the affirmative vote of a "majority of the outstanding voting securities" of the Fund. The term "majority of the outstanding voting securities" as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), and as used in this Proxy Statement, means: the affirmative vote of the lesser of (1) 67% of the voting securities of the Fund present at the meeting if more than 50% of the outstanding voting securities of the Fund are present in person or by proxy or (2) more than 50% of the outstanding voting securities of the Fund. Proposal 1(b) will be implemented only if Proposal 1(a) is approved. Because abstentions and broker non-votes are treated as shares present but which have not been voted, any abstentions and broker non-votes would have the same effect as a vote AGAINST Proposals 1(a) and 1(b) but would have no impact on Proposals 2(a), 2(b), 3, 4(a), or 4(b). Ratification of the selection of the Fund's independent accountants and approval of stockholder proposals number 4(a) and 4(b) described in this proxy statement each require the affirmative vote of a majority of the shares voting on the matter.

In tallying stockholder votes, abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (a) instructions have not been received from the beneficial owners or persons entitled to vote and (b) the broker or nominee does not have discretionary voting power on a particular matter) will be counted for purposes of determining whether a quorum is present for purposes of convening the meeting. Abstentions and broker non-votes will have no effect on the election of directors. The two nominees receiving the largest number of votes will be elected to serve as directors of the Fund if Proposal 1(a) is not approved. The six nominees receiving the largest number of votes will be elected to serve as directors of the Fund if Proposal 1(a) is approved.

The presence, in person or by proxy, of the holders of more than 50% of the shares of Common Stock of the Fund entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the stockholder proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. The proxies may also propose an adjournment for other reasons. Since the persons named as proxies will have discretion with regard to votes on adjournment, it is possible that the persons named as proxies may cast such votes against the wishes of the shareholder granting the proxy; this would only apply to votes with regard to adjournment, all other matters will be voted as indicated by the shareholder. Any adjournment will require the affirmative vote of a majority of those shares present at the meeting in person or by proxy. If an adjournment of the meeting is proposed, the persons named as proxies on the [GREEN] proxy card will vote for or against such adjournment in their discretion.


Revocation of Proxies

You may revoke any proxy you give to management or the Soliciting Shareholder at any time prior to its exercise in the following ways:

Deliver a written revocation of your proxy to the Secretary of the Fund;

Execute and deliver a later dated proxy to the Soliciting Shareholder or to the Fund or our respective agents; or

Vote in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.)

There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.



INFORMATION CONCERNING THE SOLICITING SHAREHOLDER

The beneficial shareholders making this solicitation are Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both registered investment advisors. These companies presently manage investment portfolios having combined assets between $100 and $200 million.

The address of the Soliciting Shareholder is One West Pack Square, Suite 777, Asheville, NC 28801.

According to the most recent Schedule 13D dated 8/2/99 on file with the SEC, the Soliciting Shareholder has the beneficial ownership of 1,754,500 shares of Common Stock of the Fund, held by principals and clients of the companies and representing approximately 32.8% of the issued and outstanding shares of Common Stock of the Fund.

Exhibit 1 to this proxy statement contains a schedule showing the purchases and sales of Common Stock of the Fund by the Soliciting Shareholder within the past two years.

The Soliciting Shareholder has made the decision to seek Board representation after an extended period of unsatisfactory shareholder results. Moreover, it believes effective measures have not been taken by Credit Suisse nor has there been effective direction by the current Board to deal with the persistent discount to NAV at which the Fund's shares trade on the open market and the poor, long-term total investment return to shareholders. The Soliciting Shareholder also believes that the imposition of a redemption fee in the open-ending proposal is punitive and unnecessary.



REASONS FOR THE SOLICITATION

In our view, management has not taken meaningful steps to enhance stockholder value. For this reason, the Soliciting Shareholder is soliciting your vote to elect its candidates to the Board of Directors and to approve an additional stockholder proposal, which it believes will enhance stockholder value.

The election of our candidates as directors will provide stockholders with an independent voice on important matters affecting the Fund. Their election will give the Board a new perspective and will help assure that measures intended to benefit stockholders are more actively considered. The election of our candidates and the approval of our proposal will also further these goals to the extent that they may result in:

 - Board approval to provide an option to receive NAV, without redemption penalties, to those shareholders who want to redeem their shares;

 - A greater focus on enhancing total investment returns of stockholders, dealing with the discount problem, and reducing expenses;

 - Greater stockholder guidance to the Board, enhancing its ability to act in the best interests of stockholders.

In the event the open-ending Proposal 1 (a) is approved, the election of Messrs. Olin, Bradshaw, Clark, Bentz, Wilcox, and Strauss will provide stockholders of the new open-end fund with a Board that is dedicated to providing redemption options for all shareholders equally without any redemption fee and to implementing the open-ending of the Fund as soon as possible. It will also assure a Board dedicated to maximizing shareholder value and returns.

If you share these goals, we urge you to vote for our nominees and proposals, using the enclosed [GREEN] proxy card.



CERTAIN CONSIDERATIONS

In deciding whether to give the Soliciting Shareholder your proxy, you should consider the following information.

If the Open-ending Proposal 1 (a) is not approved, the soliciting Shareholder's nominees, if elected, will represent only two of the fund's six directors. Even if its Shareholder Value proposals are approved by stockholders, there can be no assurance that the full Board of Directors will take any actions that they may advocate or that such actions, if taken, will achieve their intended goals.

Implementation of certain Board actions may require stockholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by stockholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of stockholders.

The Soliciting Shareholder believes that all stockholders of the Fund will benefit if any actions taken to improve stockholder value or to reduce or eliminate the discount from NAV are successful. However, the Soliciting Shareholder is paid fees by its clients who hold shares of the Fund. These fees will be greater if the value of the Fund's shares increase and, in some cases, are based upon the performance of the client's account.

Ron Olin and Deep Discount Advisors, Inc. are parties to a pending legal action involving a closed-end fund. These actions are described in Exhibit 2. In that action, the closed-end fund has alleged that the Soliciting Shareholder has violated certain provisions of the Federal securities laws in connection with the solicitation of proxies. Both Ron Olin and Deep Discount Advisors, Inc. vigorously denied the allegation and moved for dismissal. A dismissal has subsequently been agreed to by all parties and final details are in preparation.


ELECTION OF DIRECTORS

If the open-ending Proposal 1 (a) is not approved, stockholders will have the opportunity to elect two persons as directors of the Fund. The Fund currently has a total of six directors, divided into three classes. There are presently two directors whose terms expire in 1999, two directors whose terms expire in 2000, and two directors whose terms expire in 2001. Each person elected as a director at the meeting will be a class of director whose term will expire in 2002. The Fund will be nominating its own candidates for Directors as noted in the Fund's proxy. The Soliciting Shareholder will nominate Messrs. Olin and Bradshaw for election as directors of the Fund.

If the open-ending Proposal 1 (a) is approved, stockholders will have the opportunity to elect six persons as directors of the Fund. The Fund will be nominating its own candidates for Directors as noted in the Fund's proxy. The Soliciting Shareholder will nominate Messrs. Olin, Bradshaw, Clark, Bentz, Wilcox, and Strauss for election as directors of the Fund.

Information about the nominees is as follows:




Name, Business Address       Age       Principal Business Occupations

Ronald G. Olin                54
One West Pack Square
Suite 777
Asheville, NC  28801                  Mr. Olin is Chairman and Chief Executive
                                      Officer of Deep Discount Advisors, Inc.and
                                      General Partner of Ron Olin Investment
                                      Management Co.  Both firms are registered
                                      investment advisors specializing in
                                      investments in closed-end funds.   Prior
                                      to founding these investment management
                                      firms, Mr. Olin was a senior manager with IBM supporting government software contracts with the N.A.S.A. and D.O.D. He currently serves as Chairman of the Board of Clemente Strategic Value Fund, a NYSE
                                      Traded closed-end fund with an
                                      internationally diversified portfolio, and as a Director on the Board of The Austria
                                      Fund, Inc., a NYSE-traded closed-end fund.


Shares of The Portugal Fund Owned
Directly or Indirectly as of
August 23, 1999                       89,300



Ralph W. Bradshaw           48
One West Pack Square
Suite 777
Asheville, NC  28801                  Mr. Bradshaw has served as Vice President
                                      and Secretary of Deep Discount Advisors,
                                      Inc., a registered investment advisor
                                      specializing in closed-end fund
                                      investments, for over five years. During that period he has also provided financial consulting services in the area of closed-end funds. In previous years, he has held various managerial positions.
                                      Mr. Bradshaw currently serves as a
                                      Director on the Boards of Clemente
                                      Strategic Value Fund and The Austria Fund, both NYSE-traded closed-end funds.

Shares of The Portugal Fund Owned
Directly or Indirectly as of
August 23, 1999                       300


William A. Clark
One West Pack Square
Suite 777
Asheville, NC  28801	  53          Since 1995 Mr. Clark has served as
                                      Director of Research for Deep Discount
                                      Advisors, a registered investment advisor specializing in closed-end fund investment, in addition to providing consulting services in closed-end fund portfolio management. Mr. Clark has served as an investment analyst and advisor to private clients for over 17 years. Before joining Deep Discount
                                      Advisors, Mr. Clark served in various
                                      managerial positions, and provided
                                      financial services to banks,
                                      telecommunications/software companies,
                                      private investors, and regional
                                      developers.  He currently serves as a
                                      Director on the Boards of Clemente
                                      Strategic Value Fund and The Austria Fund, both NYSE-traded closed-end funds.

Shares of The Portugal Fund Owned
Directly or Indirectly as of
August 23, 1999		              2,900


Gary A. Bentz
One West Pack Square
Suite 777
Asheville, NC  28801	    42	 Mr. Bentz has served as Vice President and
                                     Chief Financial Officer of Deep Discount
                                     Advisors, Inc., a registered investment
                                     advisor specializing in closed-end fund
                                     investments, for over five years. He has also provided financial accounting, investment analysis and consulting services to companies and private investors for the last 13 years. After commencing his career with Arthur Andersen & Co., Mr. Bentz held various financial managerial positions in industry. He currently serves as a Director on the Boards of Clemente Strategic Value Fund and The Austria Fund, both NYSE-traded closed-end funds.

Shares of The Portugal Fund Owned
Directly or Indirectly as of
August 23, 1999		             2,600


Glenn W. Wilcox, Sr.       67        Chairman of the Board and Chief Executive
418 Vanderbilt Road                  Officer of Wilcox Travel Agency;  Director
Asheville, NC  28803                 of Champion Industries, Inc.; Chairman of
                                     the Board of Blue Ridge Printing Co., Inc.;
                                     Chairman of the Board of Tower Associates,
                                     Inc.; Director of Asheville Chamber of
                                     Commerce; Vice Chairman of the Board of
                                     First Union National Bank; Board of
                                     Trustees of Appalachian State University;
                                     Board of Trustees and Board of Directors of Mars Hill College.

Shares of The Portugal Fund Owned
Directly or Indirectly as of
August 23, 1999		             - 0 -



Andrew Strauss             45        Attorney and senior member of Strauss &
77 Central Ave,                      Associates, PA., attorneys, Asheville, NC;
Suite F                              Previous President of White Knight
Asheville, NC  28801                 Healthcare, Inc., and LMV Leasing, Inc.,
	                               a wholly owned subsidiary of Xerox Credit
                                     Corporation.

Shares of The Portugal Fund Owned
Directly or Indirectly as of
August 23, 1999                      1,800


Messrs. Olin, Bradshaw, Clark, and Bentz are affiliated with the company Deep Discount Advisors, Inc., and they serve on the Boards of Directors of other closed-end funds as noted in their biographical information. Mr. Olin, by virtue of his controlling interest in the Soliciting Shareholder and the extent of the Soliciting Shareholders' beneficial ownership of the Fund's shares, is believed to be both an "interested person" and a "control person" with respect to the Portugal Fund Inc.

Directors of the Fund who are not affiliated with Credit Suisse receive an annual stipend for serving on the Board and its committees, an additional sum for each Board meeting which they attend, and reimbursement for out-of-pocket expenses in connection with their attendance at directors' meetings. According to the Fund's Proxy statement, Directors not affiliated with Credit Suisse each received total compensation between $7,500 and $8,500 for the fiscal year ending December 31, 1998. The Fund does not pay any pension or other benefits to its directors.

Other than fees that may be payable by the Fund to its directors, none of the nominees named above has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

The persons named as proxies in the enclosed [GREEN] proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of the first two nominees named above if Proposal 1(a) is not approved, and IN FAVOR of the election of the six nominees named above if Proposal 1(a) is approved. Each nominee has consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

Information regarding the persons now serving as directors and officers of the Fund, and additional information regarding the Fund, is contained in the Fund's proxy statement.




ANNUAL MEETING PROPOSALS

PROPOSAL 1 -   PROPOSAL TO CONVERT THE FUND TO AN OPEN-END FUND

The Soliciting Shareholder believes that the Management Advisor and the incumbent Board of Directors have been inconsistent in their position regarding the idea of converting the Fund to an open-end fund. As recently as May 19, 1998 the same directors that are making this proposal opposed open-ending in an open letter to shareholders, giving a long list of reasons why open-ending was not in the stockholders' best interests. In May 1999, the Fund criticized the Soliciting Shareholder for seeking to "dismantle" the Fund. Now, in reaction to the earlier opposing proxy, the Fund itself has proposed an open-ending, which requires a two-thirds (2/3) super-majority in order to pass. In practice, the super-majority requirement is very difficult to achieve, even under favorable conditions. It is rare that much more than 60% of shareholders actually vote at annual meetings, and we believe that the open-ending proposal will likely fail to pass.

Moreover, if the open-ending proposal does pass, the Fund has imposed a punitive 1.5% redemption fee on those shareholders who want to sell their shares within 12 months. The Soliciting Shareholder believes that the imposition of a 1.5% redemption penalty is unfair to those shareholders who elect to sell their shares within 12 months of the open-ending. Furthermore, the bundling of such a redemption fee with the open-ending proposal will likely cause many shareholders to oppose the open-ending and make it more unlikely to receive the super-majority it requires.

Proposal 1 is in two parts; part (a) converts the Fund to an open-end company and authorizes a change in the Fund's Articles of Incorporation; part (b) authorizes a change in the Fund's policy relating to borrowing. Information concerning this proposal and the required modification to the Fund's Articles of Incorporation is contained within the Fund's proxy statement. The Soliciting Shareholder is making no recommendation with regard to this proposal and will ABSTAIN if no preference is indicated on the [GREEN] proxy.


PROPOSAL 3 -   SELECTION OF INDEPENDENT ACCOUNTANTS

Information concerning this proposal is contained within the Fund's proxy statement. The Soliciting Shareholder takes no position with regard to the selection of independent accountants and will ABSTAIN if no preference is indicated on the [GREEN] proxy.



PROPOSAL 4 -  PROPOSAL TO DELIVER NAV TO SHAREHOLDERS IF THE OPEN-ENDING FAILS
              TO PASS, AND TO WAIVE THE REDEMPTION FEE IF OPEN-ENDING PASSES

The Soliciting Shareholder intends to present the following proposal for consideration of the shareholders at the annual meeting:

4  (a)   RESOLVED:  If a majority favors open-ending, but it fails to receive the super-majority vote required, the shareholders recommend that the Board provide shareholders an option to receive Net Asset Value, with no redemption penalty, as soon as possible.

4  (b)   RESOLVED:  If the open-ending proposal passes, the shareholders recommend that the Board waive any redemption fee associated with the open-ending.


IF OPEN-ENDING FAILS TO PASS:   If a majority favors open-ending, but the
proposal fails to pass the restrictive super-majority requirement, the Soliciting Shareholder believes that the Fund should offer shareholders an option to receive NAV without any redemption fees. Open-ending the Fund is not required in order to provide shareholders the opportunity to receive NAV. The Board of Directors, in its fiduciary responsibility to the shareholders, should evaluate a variety of methods for delivering NAV to those shareholders who want it and select the method that is most favorable and least costly for all shareholders.

In the likely event that the open-ending proposal fails to pass, we believe that the discount may well widen to its previous levels. CONSEQUENTLY, it is important that the shareholders send a very explicit message to the Board of Directors that if the open-ending achieves a majority, but fails to pass, the shareholders of the Fund still expect the Board to provide an option to shareholders to receive Net Asset Value.


IF OPEN-ENDING PASSES:   If the open-ending proposal is passed by the
shareholders, we think that the unnecessary and punitive redemption fee should be waived. Accordingly, this proposal recommends that the Board eliminate the redemption fee for those shareholders who want to redeem their shares. The Fund has suggested that approximately 90 days is required to complete the open-ending; this is sufficient time to raise capital in an orderly way in anticipation of redemptions. Many previous closed-end funds have open-ended with no such redemption penalty. We believe the redemption fee is simply a device to discourage or delay redemptions in order to maintain adviser fee income at a higher level.

In the interests of all shareholders, the Soliciting Shareholder recommends that you vote "FOR" Proposal 4(a) and 4(b).

   THE ONLY WAY TO VOTE FOR THIS SHAREHOLDER VALUE PROPOSAL
   IS TO VOTE THE [GREEN] PROXY


PRINCIPAL HOLDERS OF VOTING SECURITIES

According to the Fund's proxy statement and the most recent Schedule 13D filing for Deep Discount Advisors, Inc., there are two entities which have reported beneficial ownership of more than 5% of the outstanding Common Stock: (i) Deep Discount Advisors, Inc., One West Pack Square, Suite 777, Asheville, NC 28801, 1,754,500 shares (32.8%) and (ii) Fidelity Management and Research Corp., 82 Devonshire Street, Boston, MA 02109, 383,600 shares (7.2%).

According to the Fund's proxy statement, the directors and officers of the Fund, as a group owned less than 1% of the outstanding shares of the Fund.



THE SOLICITATION

Deep Discount Advisors, Inc. and Ron Olin Investment Management Company (Soliciting Shareholder) are making this solicitation.

Banks, brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward this proxy statement and the enclosed [GREEN] proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. The Soliciting Shareholder will reimburse these organizations for their reasonable out-of-pocket expenses.

The Soliciting Shareholder will bear all of the fees and expenses related to this proxy solicitation.

The Soliciting Shareholder is not and, within the past year, has not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either the Soliciting Shareholder, or any associate which relates to future employment by the Fund or any future transaction with the Fund.

If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact the Soliciting Shareholder at 828-274-1863.



ADDITIONAL PROPOSALS

The Soliciting Shareholder knows of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies on the enclosed [GREEN] proxy card to vote in accordance with their own best judgment on such matters.

The date by which a stockholder must submit a proposal to be presented at the 2000 Annual Meeting of Stockholders is set forth in the Fund's proxy statement.


Dated: September 13, 1999.



EXHIBIT 1   Purchases and Sales of Portugal Fund Shares

SECURITIES OF THE FUND PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

Except as disclosed in this proxy statement, neither Ronald G. Olin nor Deep Discount Advisors, Inc. nor Ron Olin Investment Management Company has, or had, any interest, direct or indirect, by security holdings or otherwise, in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company for accounts holding shares as to which they are deemed to be the beneficial owners (the "Accounts").

Some of the shares are held in margin accounts. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

9/16/97     2000
9/17/97      500
9/18/97     3500
9/19/97     2500
9/22/97     2000
9/23/97     1100
9/30/97     2400
10/2/97     2000
10/24/97   -8000
11/4/97      500
11/5/97     2400
11/7/97      400
12/15/97    5000
12/17/97   10000
12/22/97   -1900
12/29/97   -1600
1/15/98     -800
1/16/98      600
1/23/98     3500
1/26/98    25000
1/29/98     2100
1/30/98     6000
2/3/98      9400
2/4/98      4600
2/5/98      6000
2/6/98      2000
2/9/98      4400
2/13/98    25200
2/17/98      400
2/19/98     5500
2/23/98     2000
2/24/98    25000
3/4/98       500
3/16/98     5000
3/17/98   160000
3/18/98   159600
4/2/98      6800
4/16/98      800
4/27/98     4700
4/28/98    15100
4/29/98     5000
4/30/98     6000
5/12/98    15000
5/26/98    13000
5/29/98    23000
6/1/98       500
6/15/98     -800
8/31/98    -4300
9/4/98      4000
9/9/98      3000
9/11/98     5000
9/14/98      500
9/15/98     3000
9/16/98     4000
9/17/98     8000
9/18/98    23000
9/22/98     8600
9/23/98     9000
9/24/98    10000
9/25/98    17500
9/28/98     7500
10/22/98    5000
10/23/98    1100
10/26/98    2900
10/28/98    3000
10/29/98    5300
11/2/98      500
11/4/98     3200
11/5/98     8000
11/6/98     3000
11/9/98     3000
11/10/98    1000
11/11/98  107000
11/13/98    1500
11/19/98    3500
11/23/98   16000
11/27/98  100000
12/2/98   108000
12/3/98   118500
12/4/98    50000
12/8/98    32500
12/14/98    4300
06/01/99   72500
06/07/99   23000
06/08/99    9800
06/09/99    2300
06/10/99    5100
06/11/99    1700
06/14/99   47000
06/15/99    8500
06/16/99     600
06/18/99   18500
06/21/99    5800
06/22/99    4500
06/23/99   20000
06/28/99   25400
06/29/99   12000
06/30/99     500
07/06/99    1300
07/07/99     600


EXHIBIT 2

PENDING LITIGATION INVOLVING THE SOLICITING SHAREHOLDER

The soliciting shareholder, and entities affiliated with it, are involved in the following pending litigation relating to closed-end funds. The litigation is pending in U.S. District Court for the Southern District of New York.

The Emerging Germany Fund Litigation

Ronald Olin and Deep Discount Advisors, Inc., of which Ronald Olin is President and Chief Executive Officer, are named defendants in a federal court action for injunctive relief filed on April 8, 1998 by The Emerging Germany Fund, Inc. ("FRG"). FRG filed this action immediately after canceling its 1998 annual meeting scheduled for April 27, 1998, and stated that it would not schedule an annual meeting until the litigation has been resolved.

Subsequently, a class action lawsuit was filed by a stockholder who demanded
that FRG reschedule its 1998 Annual Meeting.   Recently, FRG rescheduled and
held its 1998 Annual Meeting on January 26, 1999 and the shareholders approved a proposal initiated by the Fund to open-end.

In its action, FRG alleges that the defendants solicited proxies in violation of
Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with certain postings by Mr. Olin on an Internet bulletin board and engaged in a alleged scheme to force FRG to open-end. FRG also alleges that Mr. Olin, Deep Discount Advisors, Inc. and the three other defendants, Mr. Goldstein, and Opportunity Partners L.P., and Kimball & Winthrop, were a "group" within the meaning of Section 13(d) of the Williams Act, and had failed to file a Schedule 13D.

All defendants have moved to dismiss FRG's complaint. A dismissal has subsequently been agreed to by FRG with regard to the Soliciting Shareholder and final details are in preparation. All of the above actions were filed in the Federal District Court , S.D.N.Y. Copies of all pleadings in the above actions are available upon request.



                               PROXY CARD

                      PROXY SOLICITED IN OPPOSITION
              TO THE BOARD OF DIRECTORS OF THE PORTUGAL FUND, INC.
   BY DEEP DISCOUNT ADVISORS, INC. AND RON OLIN INVESTMENT MANAGEMENT COMPANY

         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 15, 1999

The undersigned hereby appoints Ronald G. Olin, Ralph W. Bradshaw, Gary A. Bentz, and William A. Clark, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of The Portugal Fund, Inc. (the "Fund") to be held at the offices of Willkie Farr & Gallager, 787 Seventh Avenue, 38th Floor, New York, New York 10019, on Friday,
October 15, 1999, 2:00 p.m., New York City time,   (the "Meeting"), and any
adjournment(s) or postponement(s) thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters, including adjournment or postponement issues, as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [    ].)

1. (a) To change the Fund's subclassification from a closed-end investment company to an open-end investment company; and to amend and restate the Fund's Articles of Incorporation to provide for such conversion.

         FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

1. (b) To change the Fund's fundamental investment policy relating to borrowing to reflect its proposed new subclassification as an open-end investment company.


         FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]


THE SOLICITING SHAREHOLDER HAS NO RECOMMENDATION FOR PROPOSALS 1 (a) AND 1 (b), IF PROPOSAL 1 (a) AND 1 (b) ARE LEFT BLANK, THE SOLICITING SHAREHOLDER WILL VOTE TO ABSTAIN.


2.  (a)  ELECTION OF DIRECTORS.

     To elect the following nominees to serve as Directors of the Fund for a three year term in the event that Proposal 1(a) is not approved:

     RONALD G. OLIN
     RALPH W. BRADSHAW


     FOR ALL NOMINEES  [   ]      WITHHOLD  [   ]      FOR ALL EXCEPT  [   ]

2.  (b)  ELECTION OF DIRECTORS.

    To elect the following nominees to serve as Directors of the Fund in the event that Proposal 1(a) is approved:

    RONALD G. OLIN
    RALPH W. BRADSHAW
    WILLIAM A. CLARK
    GARY A. BENTZ
    GLENN W. WILCOX, SR.
    ANDREW STRAUSS

    FOR ALL NOMINEES  [   ]      WITHHOLD  [   ]      FOR ALL EXCEPT  [   ]


NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" ANY PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" THE ELECTION OF ALL NOMINEES


3. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Fund's independent auditors for the year ending December 31, 1999:

    FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER HAS NO RECOMMENDATION FOR PROPOSAL THREE (3), IF PROPOSAL THREE (3) IS LEFT BLANK, THE SOLICITING SHAREHOLDER WILL VOTE TO ABSTAIN.


SHAREHOLDER VALUE PROPOSAL

4. (a) RESOLVED: If a majority favors open-ending, but it fails to receive the super-majority vote required, the shareholders recommend that the Board provide shareholders an option to receive Net Asset Value, with no redemption penalty, as soon as possible.

         FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

4. (b) RESOLVED: If the open-ending proposal passes, the shareholders recommend that the Board waive any redemption fee associated with the open-ending.

         FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

   THE SOLICITING SHAREHOLDER URGES YOU TO VOTE  "FOR"  PROPOSALS  4(a) AND 4(b)

IMPORTANT - - PLEASE SIGN AND DATE BELOW

SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES NAMED ABOVE IN ITEMS 2(a) AND 2(b) AND "FOR" PROPOSALS 4(a) AND 4(b) AND WILL ABSTAIN FROM VOTING ON PROPOSALS 1(a), 1(b), AND 3. ALL OTHER PROPOSALS WILL BE VOTED BY THE SOLICITING SHAREHOLDER IN THE BEST INTERESTS OF STOCKHOLDERS AS DETERMINED BY THE SOLE JUDGEMENT OF THE SOLICITING SHAREHOLDER AT THE TIME OF THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED SEPTEMBER 13, 1999 OF DEEP DISCOUNT ADVISORS, INC. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED RELATING TO THE SUBJECT MATTER HEREOF AND CONFIRMS ALL THAT THE PROXIES MAY LAWFULLY DO BY VIRTUE HEREOF.

(IMPORTANT     -     PLEASE FILL IN DATE)

This proxy card is provided by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both beneficial shareholders of the Fund. Please sign exactly as your name appears hereon or on proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer.

If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)_____________________________________________Dated:_______________

Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and other signing in a representative capacity should include their names and the capacity in which they sign.